UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS Recommends Sonim Technologies Stockholders to Vote “FOR” Company Nominees on the WHITE Proxy Card

ISS Underscores Orbic’s Months of Unreasonable Demands and Incomplete Offers

July 11, 2025 7:30 AM EDT | Source: Sonim Technologies, Inc.

San Diego, California—(Newsfile Corp. - July 11, 2025) - Sonim Technologies, Inc. (NASDAQ: SONM), a leading provider of rugged mobile solutions, today announced that Institutional Shareholder Services (ISS) has recommended that Sonim stockholders vote “FOR” four of the Company’s nominees on the WHITE proxy card ahead of the Company’s upcoming Annual Meeting of Stockholders on July 18, 2025. ISS is the global leader in independent shareholder meeting research and issues voting recommendations on more than 50,000 shareholder meetings annually.

In its July 10, 2025, report1, ISS determined that Orbic North America, LLC (“Orbic”) has failed to make a compelling case for change and that the Sonim Board’s response to Orbic is appropriate:

●	“The board’s response to date appears appropriate…[T]here are still uncertainties [with Orbic’s latest offer] and the dissident’s approach to this campaign provides a reasonable basis for the board to remain wary. Given these factors, the dissident has not made a case that change is needed at the board level.”

Notably, specific to Orbic’s unsolicited acquisition proposals, ISS emphasized several concerns:

●	“However, when considered in the proper context, it appears that the board has a reasonable basis for being wary of the dissident. It is important to establish at the outset that there have been concerns with the dissident’s approach at nearly every step of its campaign. The dissident began by demanding that leadership immediately resign and hand over control to Orbic. From there, the dissident presented offers that failed to provide a reasonable level of certainty. It took multiple rejections from the board before the dissident presented a financing commitment.”
●	“This approach [by Orbic] is difficult to understand, particularly when one considers factors such as the dissident’s preexisting knowledge of the company, the duration of the dissident’s takeover attempt (approximately five months elapsed from the first suggestion of a board overhaul to the provision of a financing commitment), and the fact that the board was publicly pursuing other transactions. Even the dissident’s most recent offer is strained by contingencies. For instance, the offer expired less than a week after it was presented.”
●	“Instead of presenting an offer that established clarity on key terms and provided a suitable level of certainty, the dissident spent months presenting SONM with unreasonable demands and incomplete offers. Even the dissident’s most recent offer, which includes a financing commitment, is strained by contingencies and contains ambiguities about valuation.”

The Sonim Board made the following statement regarding ISS’s recommendation:

“The Sonim Board is delighted that ISS has recommended stockholders to vote for our nominees at next week’s Annual Meeting. We are particularly pleased that ISS also saw through Orbic’s distractions and tactics.

1 Permission to use quotes neither sought nor obtained. Emphasis added.

“As we have maintained, Orbic’s unfunded and baseless proposal amounts to nothing more than hype with no substance. After months of requests, Orbic has shown zero evidence of the proof of readily available and unconditional funds. Orbic’s financing ‘Commitment Letter’ is in fact not a commitment to finance. It is a commitment to attempt to raise money without an obligation to do so. It is not proof of funds or an approved credit facility or lender. Their ‘third party lender’ categorizes itself as a placement agent that will solicit debt financing after due diligence.

“We urge all Sonim stockholders to join ISS in seeing through Orbic’s tactics and protect their investment.”

For more information or assistance with voting your shares, please call the Company’s proxy solicitor:

Sodali & Co

430 Park Avenue, 14th Floor,

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: SONM@investor.sodali.com

About Sonim Technologies

Sonim Technologies is a leading U.S. provider of rugged mobile solutions, including phones, wireless internet data devices, accessories and software designed to provide extra protection for users that demand more durability in their work and everyday lives. Trusted by first responders, government, and Fortune 500 customers since 1999, we currently sell our ruggedized mobility solutions through tier one wireless carriers and distributors in North America, EMEA, and Australia/New Zealand. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the outcome of negotiations with Orbic and the search for strategic alternatives by the Special Committee, Sonim’s ability to enter strategic transactions with potential counterparties, perceived benefits of the strategic alternatives favored by Sonim’s board of directors, and the Special Committee’s assessments in connection with the search for strategic alternatives. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “poised,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the letter of intent (LOI) will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required approvals are not obtained and that Sonim’s stockholders do not approve the proposed transaction; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed transaction not being completed on the terms reflected in the definitive agreement, or at all; the risk that the LOI may be terminated in circumstances that require Sonim to pay a termination fee; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of Sonim’s common stock; risk that the current board of directors of Sonim loses proxy contest and the new directors’ slate determines to terminate the proposed transaction (whether at the state of LOI or definitive agreement); risks related to the possible failure of Sonim to achieve earn-out; the effect of the announcement of the proposed transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction and the LOI; and other risks and uncertainties, including those described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Important Information and Where to Find It

Sonim has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Sonim’s stockholders are strongly encouraged to read Sonim’s definitive proxy statement (including any amendments or supplements thereto) and any other documents to be filed with the SEC carefully and in their entirety when they become available because they will contain important information.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that Sonim files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on Sonim’s website at https://ir.sonimtech.com/sec-filings/all-sec-filings.

Participants in Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors - James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang - under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the election of directors at Sonim’s 2025 Annual Meeting and related proposals to Sonim’s stockholders.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance ,” “Security Ownership of Certain Beneficial Owners and Management ,” and “Certain Relationships and Related Party Transactions ” of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

To the extent holdings of our directors and executive officers reported in the definitive proxy statement change, such changes will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, if and when they become available. These documents will be available free of charge as described above.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sonim. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Sonim plans to file with the SEC a proxy statement (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed transaction, including a prospectus. This communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety when it becomes available and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed transaction and the parties to the proposed Transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim to ir@sonimtech.com.

Media Contact:

Anette Gaven

Anette.Gaven@sonimtech.com

1-619-993-3058

SOURCE: Sonim Technologies, Inc.